UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
November 6, 2008
LIMELIGHT NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
2220 W. 14th Street
Tempe AZ 85281
(Address of principal executive offices, including zip code)
(602) 850-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On November 6, 2008, Limelight Networks, Inc. (the “Company”) announced the appointment of Jeffrey T. Fisher to the Company’s Board of Directors, effective November 11, 2008, to fill a vacancy, to serve until his successor is duly elected and qualified. Mr. Fisher will serve as a Class III director of the Company. Mr. Fisher will also serve as a member of the Audit Committee and the Nominating and Governance Committee of the Company’s Board of Directors.
     As a result of Mr. Fisher’s appointment to the Board of Directors, he became entitled to an automatic and nondiscretionary initial stock option award under the Company’s 2007 Equity Incentive Plan for the purchase of 52,500 shares of the Company’s common stock, which vests over a three year term. The Company also plans to enter into an indemnification agreement with Mr. Fisher in the same form as the indemnification agreements the Company has entered into with other members of the Board of Directors. Mr. Fisher also will be eligible to receive cash compensation under the terms of the Company’s non-employee director compensation policy.
     On November 6, 2008, the Company issued a press release regarding Mr. Fisher’s appointment to the Company’s Board of Directors. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Press release of Limelight Networks, Inc., dated November 6, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.
/s/ Philip C. Maynard
Philip C. Maynard
Senior Vice President, Chief Legal Officer and Secretary

Date: November 6, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Limelight Networks, Inc., dated November 6, 2008.